EXHIBIT 11


                           COMPUTATION OF PER SHARE EARNINGS

                                             Three Months Ended
                                                 March 31,
                                          --------------------------
                                            1994                1993
                                            ----                ----
Net Income ($000)                         $7,552             $12,519


Weighted Average Common
  Shares Outstanding                  69,903,091          69,679,891


Earnings Per Share                         $0.11               $0.18


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis         70,308,455          70,060,254


Primary Earnings Per Share                 $0.11               $0.18


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                       70,308,455          70,060,254


Fully Diluted Earnings Per Share           $0.11               $0.18